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                                                                   EXHIBIT 10.27




                         RESEARCH and LICENCE AGREEMENT






                              (1) BIOENVISION INC.

                                     - and -

                             (2) VELINDRE NHS TRUST

                                     - and -

               (3) UNIVERSITY COLLEGE CARDIFF CONSULTANTS LIMITED


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         THIS AGREEMENT is made on the 9th day of January 2001

         BETWEEN:

         (1) VELINDRE NHS HOSPITAL TRUST a specialist cancer hospital whose address is Velindre Road, Cardiff ("Velindre"); and

         (2) UNIVERSITY COLLEGE CARDIFF CONSULTANTS LIMITED a company incorporated under the laws of England and Wales (company number 1477909) whose registered office is at 56 Park Place, Cardiff CF11 3XR ("Cardiff"); and

         (3) BIOENVISION, INC., a company incorporated under the laws of Delaware, whose registered office is at One Rockefeller Plaza, Suite 1600, New York, NY 10020 ("Bioenvision")

          WHEREAS:

         (a) Velindre has intellectual property and know-how related to the use of l-gossypol and related compounds for the treatment of human and animal diseases ("Technology"); and

         (b) Cardiff is the technology transfer company of Cardiff University. Cardiff University has assisted in the early stage development of the Technology; and

         (c) Bioenvision is a company engaged in the development and marketing of medical compounds.

                  The parties hereby agree to the following terms and conditions for a licensing agreement for l-gossypol

         1 DEFINITIONS

         1.1 In this Agreement:

         (i)      "Velindre" means the Velindre NBS Trust.

         (ii) "Trials Unit" means the Clinical Trials Unit at the Velindre NHS Trust.

         (iii) "Trial" means the Phase I study to be performed in cancer patients at the Trials Unit.

         (iv) "Research Period" means the period during which clinical and pre-clinical studies are conducted with l-gossypol by the parties to the Agreement.

         (v) "Bioenvision" means Bioenvision and includes subsidiary companies.

         (vi) "Technology" means all aspects of the work relating to the development of l-gossypol and related products.

         (vii) "Patents" means patents applied for and patents granted relating to the composition, manufacture, formulation and or use of l-gossypol and related compounds.

         (viii) "Improvement(s) means any changes or additions to the intellectual property relating to l-gossypol and related compounds or products which arise as a result of the Research done during the Research Period and related to the Technology and which shall be incorporated into existing patents or new patents applied for.

         (ix) "Product" means a medical compound or compounds developed from the Technology and designated for sale as a treatment for human or animal diseases.

         (x)      "Territory' means Worldwide.

         (xi) "Results" means any and all results, data and intellectual property generated by the Research and clinical studies, and includes copyright, patents or applications for the same (protective applications) and similar or related rights.

         (xii) "Field" means the use of l-gossypol or related compounds for the treatment of medical conditions in humans and animals.

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         1.2      Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended extended or reenacted.

         1.3 Words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter and vice versa, and words importing persons shall include bodies corporate, unincorporated associations and partnerships.

         1.4 Headings to clauses and paragraphs are for ease of reference only and shall not affect the interpretation or construction of this Agreement. The Schedule forms part of this Agreement and shall be construed accordingly.

         2 CONDUCT OF STUDIES AND PAYMENT

         2.1 A Phase I clinical study shall be conducted at the Clinical Trials Unit at Velindre. The study will be performed in cancer patients and will determine the maximum tolerated dose of l-gossypol, the side-effect profile and the plasma concentration of the drug.

         2.2 Velindre and the Trials Unit shall use all reasonable endeavours within the scope of their knowledge and experience to conduct the Study in accordance with the terms of this Agreement.

         2.3 Velindre will provide Bioenvision with all the scientific results of the Research on a quarterly basis. A full written report will reach Bioenvision no later than three (3) months after the completion of the Phase I Study.

         2.4 The Study as described in Schedule 1 (see Clinical trial Protocol) will be conducted on eighteen (18) patients for a sum of (pound)48,454.30 exclusive of VAT. Payments by Bioenvision shall be made to Velindre within thirty (30) days of receipt of invoices, submitted according to the following schedule:

                  Payment 1 (pound)12,000 One month prior to start of Phase I trial.
                  Payment 2 (pound)12,000 four months after initial payment. Payment 3 (pound)12,000 four months after payment 2.
                  Final payment upon submission of data.

         2.5 Bioenvision shall pay directly to sub-contractors for the preparation, formulation and analysis of plasma concentrations of l-gossypol.

         2.6 Velindre shall supply sufficient racemic gossypol for the preparation of l-gossypol and shall also perform pharmacokinetic analysis.

         2.7 Bioenvision shall prepare, with the assistance of Velindre, the CTX for submission to the regulatory authorities.


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         2.8      If the Phase I clinical trial is completed successfully,
                  subject to Clause 4.1, Bioenvision agrees to perform further clinical trials with l-gossypol or related compounds and Bioenvision agrees to fund these further clinical trials with l-gossypol or related compounds, subject to agreement of appropriate budgets. All decisions relating to further clinical development will be discussed with and approved by Velindre.

         3 CONDUCT OF TRIAL

         3.1 During the course of the Trial and during the remainder of the Research Period, Velindre will answer all reasonable questions and queries put by Bioerivision concerning the Trial.

         3.2 At the end of the Trial period Velindre will supply Bioenvision with the data and conclusions from the trial and Bioenvision will provide Velindre with a written report of its conclusions, including an assessment of market potential within three (3) months of receiving the data.

         4 LICENSING

         4.1 Cardiff and Velindre shall grant to Bioenvision an exclusive worldwide licence to make, have made, use and sell products based on the Results on the basis that Bioenvision makes beneficial commercial use of the Results. If, after a period of three years from the grant of the licence, no commercial use is made of the Results, Cardiff and Velindre shall have the right to offer the licence elsewhere. Schedule 2 to this Agreement sets out the basis for agreement of a licence.

         4.2 Neither Cardiff nor Velindre shall enter into discussions or negotiations with any third party or third parties (other than Bioenvision) with a view to the grant of a licence to any third party (whether on an exclusive or non-exclusive basis) under the Results for the manufacture, use and/or sale of any products in the Territory.

         5 MANUFACTURE AND PRODUCT FORMULATION

         Bioenvision shall be responsible for manufacture of l-gossypol according to standards set down by regulatory authorities for clinical trials in the UK. A third party may be requested to conduct the manufacture and formulation of the Product.

         6 RESULTS AND IPRs

         6.1      Results shall be the property of Cardiff and Velindre.

         6.2 The necessity for and timing of any applications for Patents and/or similar protective applications shall be discussed between the parties. Protective applications shall be filed by Bioenvision in the names of Velindre and Cardiff. Bioenvision shall meet all costs incurred in prosecuting and maintaining any protective applications.

         7 COMMENCEMENT

         The Trial shall commence as soon as may reasonably be practicable following the execution of this Agreement by the parties.


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         8 CONFIDENTIALITY

         8.1 Except as provided in sub-clause 8.4 below, during the term of this Agreement all Information (howsoever recorded or stored), which is disclosed by the Discloser to or otherwise comes into the possession of a Recipient shall be regarded as confidential and the property of the Discloser and shall not be disclosed by the Recipient to third parties or used by the Recipient for any purpose other than stated in this Agreement. All written Confidential Information shall be marked as such by the Discloser, and all such information relayed electronically or verbally shall be reduced to writing within thirty (30) days.

         8.2 The Recipient shall be responsible and liable to the Discloser for any non-observance or breach of the terms of confidentiality herein contained by its or their employees. Each party shall restrict disclosure of Information to its employees having a need to know such Information for the purposes of the performance of their obligations and responsibilities hereunder.

         8.3 The obligations governing confidentiality and/or use contained in this Clause 8 shall continue for the term of this Agreement and for ten (10) years thereafter.

         8.4 The provisions governing confidentiality and/or non-use contained in sub-clause 8.1 above and sub-clause 8.6 below shall not apply to any part of the Information which the Recipient is able to demonstrate:

                  (i) was lawfully in the Recipient's possession and known to it prior to disclosure or receipt thereof; or

                  (ii) was in the public domain or the subject of public knowledge at the time of disclosure to or receipt thereof by the Recipient; or

                  (iii) becomes part of the public domain or the subject of public knowledge after the date of disclosure to or receipt thereof by the Recipient but through no fault of the Recipient; or

                  (iv) becomes available to the Recipient from a third party not in breach of legal obligation of confidentiality to any of the parties hereto in respect thereof; or

                  (v) is required to be disclosed by law or by order of any court of competent jurisdiction or by order of any regulatory authority.

         8.5 Cardiff and Velindre further undertake that any reports produced by Bioenvision under the terms of this Agreement shall not be disclosed to third parties unless agreed in writing by Bioenvision.

         8.6 Results shall not be disclosed to third parties by the parties hereto during the Research Period.

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         9 PUBLICATION

         Bioenvision recognizes that Cardiff and Velindre shall seek to publish details of the work that is the subject of this Agreement and any resulting patents subsequent to filing any relevant patent applications. Bioenvision agrees that Cardiff and Velindre shall be permitted to present at symposia, international, national, or regional professional meetings, and to publish in journals, theses, dissertations or otherwise of their own choosing, details of the work and any such patents, provided, however, that Cardiff and Velindre shall discuss any such publication or presentation with Bioenvision, and Bioenvision shall have been furnished copies of any proposed publication or presentation at least two (2) months in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Bioenvision shall have two (2) months, after receipt of said copies, to object to such proposed presentation or proposed publication because there is further patentable subject matter which needs protection. In the event that Bioenvision makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of six (6) months from date of receipt of such objection in order for Cardiff and Velindre to file UK and/or other patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation.

         10 TERM & TERMINATION

         10.1 This Agreement shall commence on the Effective Date and shall (subject as otherwise provided elsewhere in this Agreement) remain in force until the end of the Trial period or the end of any further option period, as described in Clause 4.1 PROVIDED THAT any party ("the Terminating party") shall have the right to terminate this Agreement by notice in writing to the other parties upon the happening of any of the following events:-

                  10.1.1 if any other party ("the Defaulting party") is guilty of any breach nonobservance or non performance of any of its obligations hereunder and does not remedy the same (if capable of remedy) within thirty days of written notice of such failure or breach being given by the Terminating party; or

                  10.1.2 if the Defaulting party ceases to carry on business or is unable to pay its debts in the ordinary course of business or enters into liquidation or analogous proceeding in any jurisdiction outside the United Kingdom (other than for the purpose of a solvent reconstruction or amalgamation) or has a receiver, administrator or administrative receiver (or analogous person in any jurisdiction outside the United Kingdom) appointed over the whole or any part of its assets; or

                  10.1.3 if; before the end of the Clinical Trial Period, Bioenvision shall judge that the results of its evaluation indicate that the outcome will be of no commercial benefit to Bioenvision, the Agreement may be terminated, subject to Bioenvision paying all sums and for all uncancellable commitments to which Velindre is obligated for the work.

                  10.1.4 Bioenvision shall have the right to terminate the Agreement without the need to pay for the clinical trials if the Phase I or the Phase II trials fail to receive ethical approval.

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         10.2     Upon termination of this Agreement for whatever reason:-

                  10.2.1 (save for any claim in respect of lack of good faith and/or failure to enter into negotiation as required herein) no party shall have any claim against the other by reason only of failure by the parties to agree the terms of any licence as referred to in Clause 4.

                  10.2.2 Cardiff and Velindre shall as soon as practicable after termination of this Agreement either destroy or return (at Bioenvision's option) all of Bioenvision's Confidential Information (save for reports as defined in Clause 3.2 hereof), and all copies and extracts thereof in its possession and shall certify in writing to Bioenvision that all such information has been destroyed or returned as the case may be.

                  10.2.3 Bioenvision shall as soon as practicable after termination of this Agreement either destroy or return (at Cardiff and Ve1indre's option) all of Cardiff and Velindre's Confidential Information (save for the report as defined in Clause 2.3 hereof) and all copies and extracts thereof in its possession and shall certify in writing to the other parties that all such information has been destroyed or returned as the case may be.


         10.3 The termination of this Agreement for any reason shall be without prejudice to the rights and obligations of the parties thereunder accruing up to and including the date of such termination. Clause 8 shall continue notwithstanding termination of this Agreement.

         11 FORCE MAJEURE

         No party hereto shall be liable nor deemed to be liable to any other party for failure or delay in meeting any obligation hereunder due to strikes or lockouts (whether of their own employees or those of others) acts of God, warfare, flood, acts of government or governmental agency or any other cause beyond the control of the party which had a duty to perform.


         12 SEVERABILITY

         If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect unless severance of the invalid or unenforceable provision would reasonably frustrate the commercial purposes of this Agreement. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision without itself being invalid or unenforceable.

          13 ASSIGNMENT

         This Agreement shall be binding upon and inure for the benefit of the successors of the parties hereto. Save as provided herein neither party shall have the right to assign this Agreement or any rights under it to any third party without the prior written consent of the other party.

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         14 WAIVER

         The waiver by any party of a breach or default of any of the provisions of this Agreement by any other party shall not be construed as a waiver of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of any party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as waiver of any breach or default by any other parry.

         15 NOTICE

         Any notice, consent or other communication authorised or required to be given hereunder or for the purposes hereof may be served by any party on the other and shall be in writing and sent by personal
" delivery or by recorded delivery or registered post or fax, in the case of personal delivery or post to the addresses of the parties set out above or to such other address as may have been notified by any party as their address for service and in the case of fax, to the following numbers or to such other number as may have been given by any party as its fax number for service:
                 Cardiff:         (0) 44 29 20874189
                 Velindre:        (0) 44 29 20694179
                 Bioenvision:     (0) 44 270 839 7570

         Any notice sent by post shall be deemed to have been served five (5) days after the time that the same shall have been posted. Any notice served by fax shall be deemed to have been served twenty-four hours after transmission.

         16 ENTIRE AGREEMENT

         This Agreement constitutes the entire and only Agreement between the parties hereto relating to the subject matter hereof and overrides and supersedes any prior arrangements or oral discussion between the parties.

         17 NO PARTNERSHIP

         Nothing in this Agreement shall create a partnership or joint venture between the parties hereto each of whom acts as an independent principal and not as the agent or partner of the other and no party shall have any authority to enter into any engagements or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

         18 ANNOUNCEMENTS

         Save as required by law or by competent regulatory authority no party shall make any public announcements as to the existence of this Agreement or as to its contents without the prior written consent of the other parties such consent not to be unreasonably withheld.

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         19 LAW

         This Agreement and the rights and duties of the parties hereunder shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English Courts in all matters relating hereto.

         19 MISCELLANEOUS

         19.1 This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing executed by all parties hereto with the same formality as this Agreement is executed.

         19.2 Each party hereto shall be responsible for the payment of its own costs (and not those of the other party) in connection with the negotiation preparation and execution hereof.

         19.3 Each party hereto represents and warrants to the other that the signatories hereto for and on behalf of that party have been fully empowered to execute this Agreement on its behalf and that all necessary action has been taken and all requisite approvals have been obtained to authorize such execution.

         19.4 All sums expressed in this Agreement or otherwise payable in accordance with the terms of this Agreement are expressed exclusive of VAT which shall (if due) be payable in addition at the applicable rate from time to time.

IN WITNESS whereof the parties hereto have executed and delivered this Agreement as a Deed the day and year first above written.

for and on behalf of Velindre NHS Trust

Signed by  /s/
          ----------------------------------


In the presence of: /s/
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for and on behalf of Bioenvision

Signed by /s/
          ----------------------------------


in the presence of: /s/
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for and on behalf of University Collage Cardiff Consultants Limited N.B.B. in
the presence of:-

Signed by  /s/
          ----------------------------------

in the presence of:  /s/
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SCHEDULE I - Heads of Terms for Licence Agreement

1.       Field                  Human and animal disease
2.       Patents/Results,       as defined in the Agreement
3.       Territory              Worldwide
4.       Licensors              UNIVERSITY COLLEGE CARDIFF CONSULTANTS LIMITED
and
                                VELINDRE NHS TRUST
5.       Licensee               BIOENVISION INC.

Licensee to be permitted to grant sub-licences at its discretion ("provided that all sub-licences terminate automatically upon termination of the head licence")

- Bioenvision shall ensure that sub-licencees shall abide by the terms of the Agreement.

- Cardiff and Velindre to be promptly notified of any sublicence granted by Bioenvision

- Licensee to use all reasonable endeavours to exploit the Results/patent(s)

- Licensee to pay Licensors 25% of its net receipts arising from any sub-licence (net of Licensee's development costs to date and costs in entering into sub-licence) granted prior to completion of Phase II trials in cancer. Licensee to pay Licensors 15% of its net receipts arising from any sub-licence (net of Licensee's development costs to date and costs in entering into sub-licence) granted after completion of Phase II trials in cancer and prior to submission of an NDA or corresponding Product Licence application in a European country.

6.       Prosecution       -Licensee to be responsible for the prosecution and
                           maintenance of any relevant Patents at Licensee's cost.

                           -Licensee to have the express right to take action against infringers of any Patents and/or "passers off" in the name of and with the assistance of the Licensors but at the cost of Licensee; in the event that Licensee recovers any damages/awards such will belong to Licensee.

7.       Option            -Licensee to have "first option" over any Patent(s)
                           in the event that the Licensors wish to assign or transfer such patent(s).

8.       Improvements      -Licensors to notify Licensee of any and all
                           improvements; incremental improvements to be available as of right to Bioenvision at no extra charge beyond existing royalty.

9.       Products          -Licensee to bear product liability risk and
                           indemnify Licensors against any third party product liability claims for damage/personal injury.

                           -Licensors to indemnify Licensee against claims that any patent and/or party intellectual property or other rights.

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10.      Royalties         a rate of 2.5% on net sales of Products by
                           Bioenvision on sales up to $50m per year, Velindre will receive 2% and Cardiff will receive 0.5%, this will rise to 3% on those sales over $50m per year, Velindre to receive 2.5% and Cardiff will receive 0.5%.

                           Licensors to have right of access to Licensee's records to verity "net sales value".

11.      Term              Licence to continue for the lifetime of any patents
                           filed pursuant to this Agreement or for 10 years, whichever is the longer. Licensee to have the right to surrender its licence back to Licensors without penalty at any time on not less than 3 months notice.

12.      Indemnity         Bioenvision will obtain and fund patient indemnity
                           for a fixed term (18 months) during the Phase I clinical trial. Additional patient indemnity insurance will be obtained and funded by Bioenvision if a Phase II trial is agreed by the parties according to Clause 2.6.